  ===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                    ---------

                               GLAXOSMITHKLINE PLC
             (Exact Name of Registrant as Specified in Its Charter)

                                    ---------

        ENGLAND AND WALES                            NOT APPLICABLE
 (State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

                                    ---------

                               980 GREAT WEST ROAD
                                    BRENTFORD
                                MIDDLESEX ENGLAND
                                     TW8 9GS
                    (Address of Principal Executive Offices)

                                    ---------

              GLAXOSMITHKLINE UK SAVINGS RELATED SHARE OPTION PLAN

                            (Full Title of the Plan)

                                    ---------

                            DONALD F. PARMAN, ESQUIRE
                                 GLAXOSMITHKLINE
                               ONE FRANKLIN PLAZA
                              P.O. BOX 7929, FP2355
                             PHILADELPHIA, PA 19101
                     (Name and Address of Agent for Service)

                                 (215) 751-7633
          (Telephone Number, including Area Code, of Agent for Service)

  ===========================================================================

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum      Proposed Maximum      Amount of
Title of Securities to be          Amount to be      Offering Price      Aggregate Offering    Registration
      Registered                  Registered (1)      Per Share (2)            Price (2)           Fee
============================================================================================================
Ordinary Shares, nominal value       500,000             $19.30               $9,650,355         $887.83
25 pence per share ("Ordinary
Shares")
                                                        Aggregate Registration Fee:              $887.83

----------
(1) This Registration Statement on Form S-8 (the "Registration Statement") shall also cover any additional shares of Ordinary Shares which become issuable under the GlaxoSmithKline UK Savings Related Share Option Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt by GlaxoSmithKline plc (the "Registrant") of consideration which results in an increase in the number of outstanding shares of Registrant's Ordinary Shares.

(2) The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the offering price of the Ordinary Shares on the London Stock Exchange on September 30, 2002 in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended ("Securities Act"), using an exchange rate of $1.573 per Pound Sterling (as reported in the Financial Times dated October 1, 2002) which was the closing exchange rate on September 30, 2002, and are being utilized solely for the purpose of calculating the registration fee.

PART I:     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" to Part I of Form S-8.

PART II:    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

            The following documents previously filed by Registrant with the Commission are hereby incorporated by reference to this Registration Statement:

            (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 (the "2001 Annual Report"); and

            (b) All reports on Form 6-K filed to the Commission by the Registrant since the date of the filing for the 2001 Annual Report.

            All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

            Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.     Description of Securities

            The securities registered by this Registration Statement are Registrant's Ordinary Shares, nominal value 25 pence. Ordinary Shares are listed on the London Stock Exchange. The Ordinary Shares registered by this Registration Statement may be purchased only through exercise of Options granted under the Plan.

            (a)   Dividend Rights.

            Holders of Ordinary Shares are entitled to dividends when declared by Registrant's Board of Directors ("Directors") or by resolution of Registrant's shareholders. Dividends may be paid in whatever currency chosen by the Directors. Dividends are generally paid pro rata according to the amounts paid up on each Share during the period in respect of which the dividends are paid.

            Upon approval by the Directors and Registrant's shareholders, specific assets held by Registrant may be paid as dividends. Upon approval of the holders of Ordinary Shares by ordinary resolution, the Directors can offer shareholders the ability to receive cash dividends in cash or in Ordinary Shares.

            Dividends must be paid out of Registrant's profits available for distribution. Registrant may deduct any amounts owed to Registrant from a holder of Ordinary Shares relating to such Shares (for example, for unpaid calls as outlined below) from any dividends due to such holder.

            The Directors may withhold payment of dividends to any holder of
0.25 percent or more of the existing Ordinary Shares who has not provided information concerning the holder's interests in his or her Shares as required by the Companies Act for a period of fourteen days.

            Dividends unclaimed for 12 years after authorized by Registrant will be forfeited.

            (b)   Voting Rights.

            Each Ordinary Share receives one vote. Votes may be entered by the shareholder or via proxy. "Ordinary resolutions" under consideration at general meetings of Registrant's shareholders are decided by simple majority vote of the shareholders entitled to vote at such meeting.

            An "extraordinary resolution" requires an affirmative vote of at least 75% of the votes entitled to be cast at a general shareholders meeting. Shareholders must be given advance written notice of a vote on an extraordinary resolution and the notice must describe the vote as being subject to passage by extraordinary resolution.

            A "special resolution" requires an affirmative vote of at least 75% of the votes cast. Shareholders must be given at least 21 days' advance notice of a vote on any special resolution, and the notice must describe the vote as being subject to passage by special resolution.

            Unless the Directors decide otherwise, holders of Ordinary Shares that have not paid all calls and sums payable to Registrant relating to any Shares may not vote those Shares. Additionally, any holder who has not provided information concerning the holder's interests in his or her Shares as required by the United Kingdom Companies Act ("Companies Act") for a period of fourteen days may not vote any shares of Registrant, unless decided otherwise by the Directors.

            To modify the rights granted to Ordinary Shares, either:

            - the written consent of three-quarters in nominal value of the issued Ordinary Shares is required; or

            - an extraordinary resolution must be passed at a separate meeting of all holders of Ordinary Shares.

      The holders of Ordinary Shares may, by ordinary resolution:

            -     Increase Registrant's share capital;

            - Consolidate and divide all or any of Registrant's shares into shares of a larger nominal amount;

            - Cancel any shares not taken or agreed to be taken by any person;

            - Subdivide Registrant's shares into shares of a smaller nominal amount;

            -     Vary the maximum or minimum number of Directors;

            -     Elect, remove and appoint replacement Directors;

            - Specify the allocation of fees paid to the Directors for their services as Directors;

            - Authorize the Directors to offer holders of Ordinary Shares the right to choose to receive new Ordinary Shares instead of their cash dividends;

            - Declare dividends on Ordinary Shares, but such dividends may not exceed the amount recommended by the Directors; or

            - Upon recommendation of the Directors, direct that dividends be paid on Ordinary Shares by distributing specific assets of Registrant.

            The holders of Ordinary Shares may, by extraordinary resolution:

            - Divide among Registrant's shareholders all or any part of the specific assets of the Registrant; or

            - Empower a liquidator to divide all or part of the Registrant's specific assets among such holders of Ordinary Shares as the liquidator deems fair.

            The holders of Ordinary Shares may, by special resolution:

            -     Reduce Registrant's share capital;

            - Reduce any capital redemption reserve (a reserve of funds which Registrant may have set up to keep its capital base when shares are repurchased by Registrant);

            - Reduce any share premium account (a reserve account established and funded by amounts paid above the nominal value of Registrant's shares);

            -     Reduce other undistributable reserves; or

            - Regulate the management of Registrant's business by the Directors.

            (c)   Classification of Directors.

            The Directors are divided into two classes, executive directors and non-executive directors. Executive directors are also full-time employees of Registrant, while non-executive directors are not so employed. There is no other difference between executive directors and non-executive directors.

            (d)   Liquidation Rights.

            The holders of Ordinary Shares may participate in any surplus assets in a winding-up in proportion to their holdings of Ordinary Shares. If approved by extraordinary resolution of the holders of Ordinary Shares, a liquidator may divide all or part of the Registrant's specific assets among such holders as the liquidator deems fair.

            (e)   Liabilities for Calls and Assessments.

            The Directors may call on Registrant's shareholders to pay any money which has not been paid to Registrant for their shares. Failure to pay amounts called:

            - results in a first-priority lien in favor of the Registrant upon the Shares;

            - may result in forfeiture of the Shares if the Directors decide to sell the Shares to enforce the lien fourteen days after written notice to the holder;

            - may result in forfeiture of voting rights as outlined in (b) above; and

            -     may result in forfeiture of the shares after written notice.

            If dividends are declared on any Shares which have not been fully paid, the dividends may be reduced by the amount of the call outstanding, as outlined in (a) above.

            The Ordinary Shares registered by this Registration Statement are not subject to any call rights beyond the purchaser's obligation to pay the initial acquisition price of the Ordinary Shares.

            (f)   Restrictions on Alienation.

            Fully-paid Ordinary Shares evidenced by certificates may be transferred in any usual form or another form approved by the Directors. Ordinary Shares which are not fully paid are subject to a first-priority lien in favor of the Registrant and the Directors may decline to transfer any such Shares.

            The Directors may also decline any transfer which is:

            -     in favor of five or more transferees;

            - concerns more than one class of Registrant's shares on a single transfer form; or

            - requested by a holder who has not provided information concerning the holder's interests in his or her Shares as required by the Companies Act.

            The Directors may suspend registration of transfers at any time but the suspensions may not exceed 30 days in any year.

            (g)   Unequal Treatment of Substantial Shareholders.

            The Directors may withhold payment of dividends to any holder of
0.25 percent or more of the existing Ordinary Shares who has not provided information concerning the holder's interests in his or her Shares as required by the Companies Act for a period of fourteen days as outlined in (a) above. Furthermore, the holder is not entitled to receive shares of

Registrant in lieu of the dividends. Lastly, the Directors may also decline to transfer any Shares of such holder as outlined in (f) above.

            (h)   Ownership and Voting Limitations on Non-Resident Owners.

            There are no limitations relating only to non-residents of the United Kingdom under English law or the Registrant's Memorandum and Articles of Association on the right to be a holder of, and to vote in respect of, Registrant's Ordinary Shares.

            (i)   United Kingdom Laws Affecting Dividends Paid to Non-Residents.

            There are currently no United Kingdom laws, decrees or regulations affecting the remittance of dividends or other payments to holders of Registrant's Ordinary Shares who are non-residents of the United Kingdom, except as outlined in (k) below.

            (j)   United Kingdom Tax Effects on United States Owners.

            United Kingdom taxes will be assessed and withheld from participants who are considered United States residents ("U.S. Participants"). U.S. Participants are generally not subject to United Kingdom capital gains tax or United Kingdom inheritance tax.

            A sale of Ordinary Shares by a U.S. Participant is subject to United Kingdom stamp duty, or stamp duty reserve tax ("SDRT"), as applicable. The minimum stamp duty liability is five pounds Sterling (L5). Currently, SDRT is assessed at a rate of 0.5% of the purchase price.

            (k)   Reciprocal Tax Treaties Affecting Withholding.

            None.

Item 5.     Interests of Named Experts and Counsel

            None.

Item 6.     Indemnification of Directors and Officers

            English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.

Item 7.     Exemption From Registration Claimed

            Inapplicable.

Item 8.     Exhibits

            Exhibit Number       Name
            ==========================================================================
                  4              GlaxoSmithKline UK Savings Related Share Option Plan

                  23             Consent of PricewaterhouseCoopers, Independent
                                 Accountants

                  24.1           Powers of Attorney (incorporated by reference from
                                 Exhibit 24 to the Form S-8 (No. 333-13022) furnished
                                 to the Commission on December 27, 2000).

                  24.2           Certified copy of resolution authorizing signatures

Item 9.     Undertakings

            (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

                  (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 4th day of October, 2002.

                                                 GLAXOSMITHKLINE PLC
                                                 (Registrant)





                                                 /s/
                                                 Name:  John David Coombe
                                                 Title:  Chief Financial Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on this 4th day of October, 2002.

          Signature                                      Capacity
================================================================================
/s/*                                     Chairman
---------------------------------
Sir Christopher Anthony Hogg



/s/**                                    Deputy Chairman
---------------------------------
Sir Francis Roger Hurn



/s/*                                     Chief Executive Officer
---------------------------------
Dr. Jean-Pierre Garnier                  (Principal Executive Officer)



/s/                                      Chief Financial Officer
---------------------------------
John David Coombe                        (Principal Financial and Accounting Officer)



/s/**                                    Director
---------------------------------
Dr. Michele Barzach



/s/**                                    Director
---------------------------------
Sir Peter Job



/s/**                                    Director
---------------------------------
John McArthur

          Signature                                      Capacity
================================================================================

/s/**                                    Director
---------------------------------
Dr. Ronaldo Schmitz



/s/*                                     Director
---------------------------------
Paul A. Allaire



/s/*                                     Director
---------------------------------
Donald F. McHenry



/s/*                                     Director
---------------------------------
Sir Ian Prosser



/s/*                                     Director
---------------------------------
Dr. Lucy Shapiro



/s/                                      Authorized U.S. Representative
---------------------------------
Donald F. Parman




/s/
---------------------------------
*:  By William J. Mosher
(as attorney-in-fact)



/s/
---------------------------------
**:  By John David Coombe
(as attorney-in-fact)

                                  EXHIBIT INDEX

           Exhibit Number                Name
===================================================================================================
                  4                      GlaxoSmithKline UK Savings Related Share Option Plan

                 23                      Consent of PricewaterhouseCoopers, Independent
                                         Accountants

                 24.1                    Powers of Attorney (incorporated by reference from Exhibit
                                         24 to the Form S-8 (No. 333-13022) furnished to the
                                         Commission on December 27, 2000).

                 24.2                    Certified copy of resolution authorizing signatures
